UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 19, 2006
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
000-51838
(Commission File Number)
33-1117834
(IRS Employer
Identification No.)

800 Second Avenue, 5th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
     The discussion set forth in Item 5.02 below is incorporated into this Item 1.01 by this reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Upon a recommendation by the Company’s Corporate Governance Committee, the Company’s Board of Director’s has elected Shane Coppola to serve as a director of the Company. Mr. Coppola has also been appointed to serve as a member of the Company’s Audit and Compensation Committees. In connection with his election to the Board, the Company granted to Mr. Coppola, effective June 19, 2006, a stock option to purchase 50,000 shares of the Company’s common stock. The option has an exercise price of $5.14 per share, which was the fair market value of the Company’s common stock on the date of grant and vests in three equal annual installments commencing on the one-year anniversary of the date of grant.
     Mr. Coppola served as President and Chief Executive Officer of Westwood One, Inc. from May 2003 until his resignation in December 2005, and served as a director of Westwood One from October 2003 until December 2005. Following his resignation, Mr. Coppola has served as an independent consultant to Westwood One. From May 2002 to May 2003, Mr. Coppola was the Managing Partner of Columbus Capital Partners, LLC, which he founded. From September 1999 to May 2002, Mr. Coppola served as Executive Vice President of Westwood One’s Metro and Shadow Broadcasting operations. From 1992 to September 1999, Mr. Coppola was a director and Executive Vice President of Metro. Currently, Mr. Coppola serves as the Managing Member of American Skating Centers, LLC, a company that owns and operates ice skating facilities.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
          Press Release, dated June 19, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc.
Date: June 19, 2006	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated June 19, 2006.